Exhibit 99.7

                   SECOND AMENDMENT TO STOCK OPTION AGREEMENT


         THIS SECOND AMENDMENT to Stock Option Agreement (this "Amendment") is made as of the 29th day of June, 1999, by and among LawGibb Group, Inc. (f/k/a Law Companies Group, Inc.), a Georgia corporation (the "Company"), Virgil R. Williams, a resident of the State of Georgia ("V. Williams"), James M. Williams, Jr., Family Partnership, L.P., a Georgia limited partnership (the "Limited Partnership" and jointly and severally with V. Williams, "Optionee"), and James
M. Williams, Jr., a resident of the State of Georgia and a general partner of the Limited Partnership ("J. Williams").

                                R E C I T A L S:

         WHEREAS, Optionee holds an option to acquire shares of common stock of the Company pursuant to that certain Stock Option Agreement, dated May 6, 1997, between the Company, V. Williams and J. Williams (the "Stock Option Agreement");

         WHEREAS, on or around September 25, 1997, J. Williams transferred his interests in the Stock Option Agreement to the Limited Partnership; and

         WHEREAS, the Stock Option Agreement permits such a transfer upon Optionee providing notice to the Company of the name and address of any such transferee, and Optionee has provided such notice;

         NOW, THEREFORE, in consideration of the mutual recitals, promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Amendment. The Stock Option Agreement is hereby amended by deleting the Limited Partnership as a party and substituting J. Williams therefor. References to "Optionee" in the Stock Option Agreement shall henceforth mean V. Williams and J. Williams, jointly and severally. By his execution hereof, J. Williams agrees to be bound by all of the terms, conditions and restrictions of the Stock Option Agreement.

     2. Stock Option Agreement Otherwise Unchanged. Except as provided herein, the Stock Option Agreement shall remain unchanged and in full force and effect.

     3.  Counterparts.   This  Amendment  may  be  executed  in  any  number  of
counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     4. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
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     5.  Governing  Law.  This  Amendment  shall be governed by and construed in accordance with the laws of the State of Georgia without giving effect to the principles of conflicts of law thereof.

     IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first above written.


" THE COMPANY":

LAWGIBB GROUP, INC.



By:      /s/ Robert B. Fooshee
         Robert B. Fooshee
         Chief Financial Officer

"OPTIONEE":

/s/ Virgil R. Williams
Virgil R. Williams


JAMES M. WILLIAMS, JR.
FAMILY PARTNERSHIP, L.P.

/s/ James M. Williams, Jr.
James M. Williams, Jr., General Partner

/s/ Barbara C. Williams
Barbara C. Williams, General Partner

/s/ James M. Williams, Jr.
James M. Williams, Jr., Limited Partner



"J. WILLIAMS":

/s/ James M. Williams, Jr.
James M. Williams, Jr.